EXHIBIT 10.50


          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                                                           [LAUREATEPHARMA LOGO]
                                                             [GRAPHIC OMITTED]








                                     QUALITY
                                    AGREEMENT


                               Laureate Pharma, LP

                                       And

                               Cytogen Corporation

                 For the manufacture, conjugation and packaging

                                       Of

                                   ProstaScint

                           Standard Quality Agreement
                           --------------------------


This Quality Agreement is a required and integral part of the Contract Manufacturing Agreement between Cytogen Corporation and Laureate Pharma, LP, dated January 15, 2003 ("Agreement"). The parties hereto have each caused this Quality Agreement to be executed by their duly authorized representatives on the date indicated below. This Agreement will be in effect during the term of the Contract Manufacturing Agreement. Renewal of the Quality Agreement will require re-approval of this document.





   Cytogen Approval                                 Laureate Pharma, LP Approval
   ----------------                                 ----------------------------



By: /s/ William F. Goeckeler                      By: /s/ Robert J. Broeze
    --------------------------------                  --------------------------
             (Signature)                                   (Signature)



By:  William F. Goeckeler, Ph.D.                  By: Robert J. Broeze, Ph.D.
    --------------------------------                  --------------------------
               (Print)                                           (Print)



Title:  Vice President Research and Development   Title: President
        ---------------------------------------          -----------------------
                      (Print)                                    (Print)



Date:  January 15, 2003                           Date:  January 15, 2003
      ------------------------------                    ------------------------

Matrix of Responsibilities Index


                                                                             Responsibility

--------- --------------------------------------------- ---------------- --------------- --------------- ---------
  No.     Subject                                         Applicable        Cytogen         Laureate       Page
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

--------- --------------------------------------------- ---------------- --------------- --------------- ---------
   1      Annual Product Reviews                        X                X                                  7
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   2      Annual Reports                                X                X                                  7
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   3      Drug Master Files                             NA                                                  7
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   4      New Submissions                               X                X                                  7
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   5      Deficiency Letters                            X                X                                  8
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   6      Audits and Re-inspections                     X                X                                  8
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   7      Regulatory Authority Inspections              X                X               X                  9
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   8      Certificates of Analysis                      X                X               X                  9
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   9      Product Dating                                X                X                                  10
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   10     Stability Testing                             X                X                                  10
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   11     Reserve Samples                               X                X               X                  10
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   12     Change Control                                X                X*              X                  11
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   13     Equipment, Calibration and Preventative       X                                X                  11
          Maintenance
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   14     Process Validation and Qualification          X                X               X                  12
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   15     Computer Systems and Software                 NA                                                  13
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   17     Components and Packaging Commodity Vendors    X                X                                  13
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   18     Labeling                                      X                X               X                  13
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   19     Manufacturing Process                         X                X               X                  14
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   20     Batch Size                                    X                X                                  14
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   21     Deviations, Incidents and Investigations      X                X               X                  14
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   23     Batch Records                                 X                X                                  15
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   24     Product Testing and Lot Release               X                X               X                  15
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   25     Contract Laboratories                         X                X               X                  15
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   26     Product Storage and Transportation            X                X               X                  16
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   27     Record Retention                              X                X               X                  16
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   28     Product Complaints                            X                X                                  16
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   29     Returned Goods                                X                X                                  17
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

   30     Field Alerts and Recalls                      X                X                                  17
--------- --------------------------------------------- ---------------- --------------- --------------- ---------

X = applicable
* Only as applicable to Cytogen product N/A = not applicable A.

Quality Agreement

A.1      Provisions

         This agreement outlines the responsibilities of Cytogen Corporation (Cytogen) and Laureate Pharma L.P. (Laureate) with respect to the quality assurance of Product referenced in the Agreement. Laureate agrees to manufacture Cytogen's Product to cGMPs. Laureate agrees not to subcontract any of the manufacturing, packaging, labeling, testing, release and/or handling of Cytogen's Product unless prior written authorization is obtained from Cytogen. If subcontracting is necessary, the vendor must be qualified to perform the required work. Cytogen must approve all subcontractors.

         The `Matrix of Responsibilities' listed on page 3 of this document delineates the primary party responsible for the various aspects of the Quality Agreement.

         The Quality Agreement is effective upon final signature approvals, will be updated as needed and will terminate on the expiration date of the last batch produced for commercial distribution. In the event that the Supply Agreement with Cytogen is terminated for any reason, the Quality Agreement shall also immediately terminate. In addition all stability samples, studies, storage and holding of bulk, finished or in process intermediates, if applicable, will be immediately returned to Cytogen.


A.2      Approvals

         The Quality Agreement will be approved by the Heads (i.e., Vice President or Director) of Quality Assurance for Cytogen and Laureate and the duly authorized Officers of each company.

A.3      Procedures for Revision

         If revisions to this Quality Agreement are required, Laureate Quality Assurance Department will circulate the revised document to Heads of Quality Assurance at Cytogen and Laureate for approval. If Cytogen identifies a necessary change, a written description of the change will be provided to Laureate QA for processing.

A.4      Abbreviations

         Certificate of Analysis:  COA
         current Good Manufacturing Practices:  cGMP's
         Standard Operating Procedures:  SOPs

A.5      Definitions of Terms

         All defined terms unless otherwise set forth below, have the meaning set forth in the Agreement.

         Product
         -------
         The term "Product" hereby refers to the manufacturing, conjugation and filling of ProstaScint; CYT-351, CYT-356 and Sodium Acetate solution

         Contractor, Sub-Contractor
         --------------------------
         Any manufacturer, packager, analytical laboratory or other Product support service provider who performs processing, testing and/or packaging of a Product or any intermediate step of manufacture, or other Product support service, is a contractor, sub-contractor.

         Batch Record
         ------------
         The batch record consists of the master manufacturing formula, appropriate bills of material, equipment, components, packaging and shipping instructions, and exception documentation, such as, deviations, incidents and investigation reports, and additional documentation which may have been generated as part of the production record of the batch. The Master Batch Record will remain the property of Cytogen and will be issues to Laureate when requested. The Cytogen lot-numbering system will be used to identify the lot of Product, following Cytogen's SOP.

         Deviation Report
         ----------------
         This document is used to obtain approvals to temporarily modify or to document excursions from operating, manufacturing, testing instructions, target/informational test results, or procedures. The deviation does not permanently change existing instructions/SOP's or procedures; it is intended to be a specific or one time use document for a specific lot of Product.

         Formal Investigation
         --------------------
         Formal Investigations: Written reports detailing the specifics of an investigation resulting from an exceptional event. The investigation includes a description of the incident, investigation, conclusions and corrective action or action plan, if applicable. Laureate Pharma will provide notification to Cytogen prior to commencing an investigation. The final report will be approved by Laureate's and Cytogen's Quality Departments.

         Lot Number
         ----------
         A Lot Number is used to identify a specific lot or batch of manufactured material. Note: This definition may be elaborated upon to include Part Number or other additional supporting information.

         Material
         --------
         All raw materials, components, printed or unprinted commodities that are used during the manufacturing or finishing process for Product.

         Re-inspection
         -------------
         A visual or mechanical evaluation performed to remove or correct defective units for which the process is not expected to have an adverse effect on Product quality. Re-inspection should involve the use of a deviation, or investigation, except where standard procedure allows for such routine activity in the course of normal processing.

         Proprietary Information
         -----------------------

         Information owned by Cytogen or Laureate as defined in the Contract Manufacturing Agreement.

A.6      Documents

         Product Requirements
         --------------------
         Manufacturing and Product testing requirements utilized to release Product to Cytogen These requirements have been approved in the Cytogen BLA and will be adhered to in the manufacture, conjugation and filling of the Product. Cytogen will provide the current, approved versions of the test methods, SOPs, and specifications to Laureate prior to the commencement of manufacturing or testing.

         Product Specifications
         ----------------------
         The chemical, physical, microbiological and biological test methods and specifications required for the release of Product by Cytogen. These specifications have been approved in Cytogen's BLA and will be provided to Laureate by Cytogen prior to the commencement of manufacturing or testing.

         Commodity Specifications
         ------------------------
         A composite of the specifications and testing instructions for raw materials. It describes the chemical, physical, microbiological and biological requirements of the raw materials. It also contains testing instructions that are used to test the raw materials.

         Summary of Specifications
         -------------------------
         A summary of specifications pertinent to the manufacturing, packaging, labeling, testing and release of Product. Only Cytogen approved specifications will be used.

         Standard Test Method
         --------------------
         Describes uniform chemical testing procedures and equipment within Laureate's laboratories. Only Cytogen approved methods will be used.

         Printed Material Authorization to Label Documents
         -------------------------------------------------
         A summary of approved controlled labeling and stencil copy along with implementation instructions for the manufacturing plant including an Authorization to Label document signed by Cytogen prior to the initiation of labeling activities. Only Cytogen approved labeling will be used.

B.       Key Contacts


              Cytogen*                                    Laureate
              --------                                    --------
              Quality Assurance                           Quality Assurance
              -----------------                           -----------------

Name          John L. Tedesco  78                           Mary Joan Hampson-Carlin

Title         Director, Quality and Operations            Executive Director, Quality Systems

Phone         609- 750- 8271                              609 919 3375

Fax           609- 452- 2363                              609 452 7653

E-mail        jtedesco@cyctogen.com                       Mary.Hampson-carlin@laureatepharma.com


              Product Complaints                          Product Complaints
              ------------------                          ------------------

Name          Maria P. Cimarusti                          Michiel Ultee, Ph. D.

Title         Manager, Regulatory Affairs and Quality     Sr. Director, Manufacturing
              Assurance

Phone         609- 750-8288                               609 919 3390

Fax           609- 452- 2363

E-mail        mcimarusti@cytogen.com                      Michiel.ultee@laureatepharma.com


              Commercial Manager, Labeling                Commercial Manager, Labeling
              ----------------------------                ----------------------------

Name          Maria P. Cimarusti                          Keith Smith

Title         Manager, Regulatory Affairs and Quality     Manager, Manufacturing
              Assurance

Phone         609- 750-8288                                  609 919 3405

Fax           609- 452- 2363                                 609 452 7653

E-mail        mcimarusti@cytogen.com                         Keith.smith@laureatepharma.com

 *Either Cytogen contact may be used


1.       Annual Product Reviews

         Cytogen will handle annual Product Reviews. Laureate Pharma, when requested, in writing will provide necessary information.

2.       Annual Reports

         Cytogen will handle Annual Reports. Laureate Pharma when requested in writing will provide necessary information.

3.       Drug Master Files
         Laureate Pharma does not have a Drug Master File for its facility

4.       New Submissions
         Cytogen and Laureate will handle any new submissions under a separate document.

5.       Deficiency Letters

         Cytogen shall notify Laureate within 2 working days of receipt of any deficiency letter that contains observations pertaining to Laureate Pharma's manufacturing operations as they relate to Product, or in the case of an investigation, within 2 working days of a determinant cause involving Laureate's facility or operations. Cytogen shall provide a copy of the deficiency letter to Laureate, redacted to exclude any information proprietary to Cytogen. Cytogen shall submit a written response to each minor observation to Laureate within 10 working days of notification. Timing of responses to major observations will be negotiated between Laureate and Cytogen on a case-by-case basis. Laureate is only obligated to provide regulatory support in regard to the systems and facilities at the Laureate site specifically used for the manufacture of the Cytogen Product.

6.       Audits and Re-Inspections

         Cytogen may audit Laureate's facilities and systems one time each year, such time being scheduled at least 2 weeks in advance and agreed upon by both parties and such audit not to exceed 3 days in length, as they relate to the manufacture of Product, with the exception of information and operations regarded by Laureate Pharma as Proprietary Information. Proprietary Information may include, but is not limited to, information pertaining to proprietary products and/or processes developed and/or owned by Laureate Pharma, and products and/or processes developed and/or owned by other third party companies (client companies of Laureate). Cytogen's Quality and Regulatory personnel may schedule a visit and/or request Product specific documents (as defined by the appropriate specification) for review to assure continued adherence to the agreed upon manufacturing process, cGMPs and other applicable requirements. Written communication will be used to document audit observations and to resolve specific issues. Access to Laureate's facilities for Product specific audits will be granted subject to facility availability - for example, Regulatory Authority inspections take the highest priority, and therefore the facility may not be accessible at a given time for an audit by Cytogen

         To assure adequate time and resources are provided for an audit, an audit plan and audit duration must be agreed upon by the Quality Assurance representatives of Laureate Pharma and Cytogen prior to initiation of the audit. Where there is a periodic re-certification/approval process, the requirements of the program must be outlined herein. Cytogen will retain possession of all batch record and ancillary documentation for each Product or subpart thereof. Audits will therefore be limited to the Laureate Pharma facilities and process systems only as they affect the Product.

         Manufacturer Confidentiality
         ----------------------------
         Laureate Pharma will maintain manufacturer confidentiality in all audits, visits or reviews. All documentation reviewed remains the property of Cytogen and is not for communication outside Cytogen and Laureate unless otherwise agreed to in writing or required by law or regulation. When utilizing a third-party consultant for periodic audits, all confidentiality agreements must cover Laureate. Specific confidentiality provisions are set forth in the Supply Agreement.


         Resolution of Findings
         ----------------------
         Cytogen will issue Laureate a confidential audit report summarizing any and all audit observations. Laureate will issue responses to all observations in writing to Cytogen Quality Assurance within 30 calendar days of receipt, unless an alternate agreement is reached. Cytogen will be responsible for audit findings associated with the documentation they retain. Laureate will be responsible for the facilities, personnel and systems. Responses that are deemed not acceptable or incomplete or inadequate, and impact either Laureate or Cytogen quality systems will be reviewed with the respective Quality Assurance management and commercial business representatives from both companies for resolution.

7.       Regulatory Authority Inspections

         Cytogen shall inform Laureate of any communication or action (e.g., telephone call, record or sample request, pre-approval inspection, recall, etc.) initiated by a pharmaceutical Regulatory Authority (US or international) as it pertains to the manufacturing of Cytogen's Product at Laureate's facility within 1 working day of the occurrence.

         Cytogen shall provide a copy of the Regulatory Authority inspection report, deficiency letter, or regulatory compliance observations redacted to exclude any Proprietary Information to Cytogen within 5 days of receipt. Laureate will be allowed to review and comment on Product deficiency letter responses prior to Cytogen submission to the Regulatory Authority.

8.       Certificates of Analysis

         A Certificate of Analysis (COA) will be generated for each batch of Product manufactured for Cytogen. The COA will certify that Product was manufactured in a cGMP compliant facility and was tested in accordance with the batch record and associated specifications. COA's for Product will contain the following information:

         -   Part number
         -   Lot number (as provided by Cytogen)
         -   Name of Product
         -   Name(s) of the test (s)
         -   Specification limit (s)
         - Test result (s) as a numerical value unless designated Pass/Fail in the specification limit (s)
         -   Signature indicting review by Laureate Quality Assurance and date
         -   Date of manufacture
         -   Expiration Date (as provided by Cytogen)



9.       Product Dating

         Laureate is responsible for labeling the primary package for Product with dating information. Cytogen agrees that the following Product dating information (to be completed as available) will appear on the primary package:

         Country #1:  United States
         -   Product Name:
         -   Expiration Date: (date format)
                              -------------
         -   Manufacturing Date:  (date format)
                                  -------------
         -   Lot Number:  (number format)
                          ---------------
         -   Storage Conditions

         Cytogen is responsible for labeling the final product vials with approved labels for the market. Such labels will include expiry-dating information as determined by Cytogen.

         Cytogen is responsible for obtaining approval to extend the expiration dating of Product. If extension of the expiration dating is approved, Cytogen will provide Laureate with a copy of the approval letter from the respective Regulatory Authority. Laureate will then update Product dating documents appropriately.


10.      Stability Testing

         Cytogen will be responsible for stability testing of raw materials, intermediates and Product. Laureate will assume no responsibility for any missed time points. Laureate will assume no responsibility for the Regulatory Actions that may occur as a result of missed or failing stability points.

         In the event that Cytogen, through an amendment to the Contract Manufacturing Supply Agreement or a separate agreement, contracts with Laureate to perform stability testing, this Quality Agreement will be amended accordingly and attached to that agreement and a specific stability protocol will be established and approved by Cytogen and Laureate.

11.      Reserve Samples

         Laureate shall maintain reserve samples of Product, under appropriate environmental conditions, in concurrence with Product labeling if so provided in the Supply Agreement. The number of reserve samples shall be sufficient to perform all release tests twice except for sterility, BET and the identification of objectionable microorganisms. The numbers of reserve samples per batch shall be specified in the manufacturing batch record. Reserve samples will be held for a minimum of one year after Product expiration date provided the terms of the Supply Agreement continue to be honored. Upon completion of the terms of the Agreement, Laureate will aid Cytogen in the transfer of reserve samples.

         Reserve samples of the active and inactive ingredients used in the manufacture of Product will be maintained in quantities similar to that for Product. Active ingredients will be held for a minimum of three years after receipt, or as specified above. Inactive ingredients will be held a minimum of two years after receipt. If any ingredient is retested (to extend expiration past one year) a new reserve sample will be pulled and held with written approval from both companies.

         Solvents, which do not appear in the final formula, compressed gases and water, are not retained.

         All reserve samples will be inspected visually on an annual basis provided the terms of the Supply Agreement are in effect.


12.      Change Control

         Laureate utilizes a documented Change Control procedure for the control of changes to manufacturing components, packaging materials, labeling, and the method of manufacturing, Product Specifications, and commodity vendors. Any changes that affect the Cytogen specific materials must be reviewed and approved by Cytogen and Laureate prior to implementation and use.

         When a change is known to require or has the potential to require a regulatory submission Cytogen will develop a strategy to secure the appropriate regulatory approval(s) in sufficient time for the change to be implemented. The change may be approved and secured in Laureate's documentation system prior to regulatory approval.

         Batch record change control is governed by the guidelines and procedures of Cytogen. Cytogen maintains the Master Batch Record, issues Batch Records and is responsible for any changes to the Master Batch Record. Cytogen will maintain original, executed batch records.

13.      Equipment, Calibration and Preventive Maintenance

         Laureate is responsible for calibration (where applicable), balance verification, and maintenance of equipment utilized in the manufacture, testing and release of Product.


         IQ, OQ, PQ
         ----------
         Laureate will perform appropriate installation qualification (IQ), operational qualification (OQ), and/or performance qualification (PQ) for the required classes of utilities and services used for the production and control of Product. Periodic re-evaluation and/or re-validation of equipment specific to Cytogen's Product (the [**] purification unit only) are the responsibility of Cytogen and will be conducted in conjunction with Laureate under a separate written Agreement and in accordance with appropriate specifications/procedures. Cytogen will be responsible for protocol and final report approval.

         Documentation of such activities and/or schedule of revalidation shall be the responsibility of Laureate. Documentation shall be reviewed and approved by Cytogen for the [**] purification unit. Copies of Product specific documentation will be made available at the request of Cytogen. All other documentation, if so agreed to be provided, is considered Confidential Information of Laureate and is not to be divulged outside of Cytogen's control without prior written permission by Laureate. Such document might include the annual re-certification of the aseptic area, validation protocols for facilities and systems common to the Product and other products, etc. These documents must not to be used for submission or inspection purposes without the prior written agreement of Laureate.

         Calibration & Preventative Maintenance - Commitment to Execute Program
         ----------------------------------------------------------------------
         Laureate will maintain a calibration, preventative maintenance and user standardization programs to support the manufacture and validation of Product. Manufacturing and laboratory equipment calibration data will be documented and made available upon request by Cytogen or a Regulatory Authority. All equipment will be tagged, as appropriate, so that the operating personnel are aware of the calibration status of all equipment. Product specific documentation will be made available at the request of Cytogen. All other documentation, if agreed to be provided, is considered Confidential Information of Laureate and is not to be divulged outside of Cytogen's control without prior written permission by Laureate. These documents must not to be used for Submission or Inspection purposes without the prior written agreement of Laureate.

         Customer Notification of Significant Equipment Changes
         ------------------------------------------------------
         Laureate will notify Cytogen of any significant reportable changes to utilities, systems and equipment (e.g., HEPA filters, WFI systems, autoclaves, etc.), including location of the equipment if different from the location in the regulatory filing used for manufacture of Product that may result in a change to the regulatory application, prior to implementation.

14.      Process Validation and Qualification

                                New Products Only
         The process, manufacturing and control procedures (including cleaning procedures, hold times, mixing studies, sterilization, etc.) shall be validated and qualified by Laureate utilizing equipment and personnel in the facility intended for manufacture of new products for Cytogen, or changes to Product. This will be accomplished under a separate Agreement.

         For Validation of equipment or procedures requested by Cytogen, Laureate will draft a Validation Protocol containing all required activities, acceptance criteria and documentation and will submit the protocol to Cytogen for review and approval. The Validation Protocol will be executed on at least three (3) batches of new product or changes to Product, unless otherwise agreed upon between Cytogen and Laureate. Exceptions encountered during the execution of the Validation Protocol will be documented and communicated within 30 days to Cytogen. Exceptions that cannot be resolved may require the Validation Protocol to be repeated on additional batches until at least three (3) consecutive batches meet all specification requirements. Laureate must document any exceptions encountered during the execution of the Validation Protocol.

         All related validation/qualification documents would be assembled in a validation summary report and provided to Cytogen for review and approval. Laureate would retain the original of the approved protocol and final report.

         Additional test methods may be developed and/or portions of validation testing may be performed by Laureate and included in the Validation Protocol. These commitments shall be detailed in the Validation Protocol.

         All validation work performed by Laureate in support of any new Cytogen Product will be handled in a separate Supply Agreement. Any additional validation work performed by Laureate in support of the current Product will be handled in an amendment to the current supply agreement.

15.      Computer Systems and Software

         Laureate shall use commercially reasonable efforts to validate computer systems and associated software if used in the manufacturing, packaging, storage or controls of Product. Revisions to computer hardware systems and software packages shall be validated and recorded in a revision history summary. All computer and software validation packages, if used in the production of the Product, will be made available upon request to Cytogen or a Regulatory Authority. Laureate has a "Part 11 Compliance Plan" in place and is using its commercially reasonable efforts to complete this program. Cytogen Corporation acknowledges that the [**] purification unit that is used to purify CYT-351 does not currently meet the requirements set forth in 21 CFR,
         Part 11. Laureate presently does not intend to use the unit for manufacture of any commercial products other than the purification of ProstaScint for Cytogen.

16.      Irradiation Facilities  (not-applicable)

17.      Components and Packaging Commodity Vendors

         Cytogen Corp must approve components and packaging commodity vendors used by Laureate in the manufacture of Product for Cytogen in accordance with existing governmental regulations and Cytogen policies.

18.      Labeling

         Shipment of Unlabeled Product for Commercial Supply
         ---------------------------------------------------
         Laureate will not ship Product without Cytogen's written authorization. Shipment of trays of unlabeled Product vials will be performed according to approved Cytogen procedures. The tray label will contain Product-specific information (e.g., lot number, part number, etc.). Laureate will perform a 100% verification of all containers prior to packaging. Cytogen will perform a 100% verification upon delivery to insure that each container bears the correct label prior to application of the final labeling. Approved Cytogen procedures will be used for the investigation of containers that do not pass 100% verification and for the establishment and review of corrective actions.

         Note: It is recognized that clinical materials could have different specific labeling requirements.

19.      Manufacturing Process

         Laureate will manufacture Product in accordance with approved Cytogen procedures. Excursions from such procedures will be documented by a Deviation Report following Laureate's procedures and included in the batch record. Cytogen must approve the exception document prior to final release of Product to the market (See section 21).

         Laureate shall notify Cytogen of environmental action level outages that negatively impact the manufacture of Product. Such outages will be included in an investigation and an exception document within the batch record that will require Cytogen approval prior to Product release.

20.      Batch Size

         Batch size is based on cell culture out put and has been consistent. This topic is addressed in the supply agreement.

21.      Deviations and Investigations

         Laureate will utilize a documented exception reporting procedure (e.g., SOPs) for the identification and disposition of nonconforming materials and/or processes used in the manufacture of Product. The procedure will include processes for batch specific corrective actions and for long-term preventive actions. The procedure will also include provision and process for assuring the performance of adequate and appropriate failure investigations.

         Cytogen shall approve all deviations or investigations issued for a specific batch or during the manufacture of Product. Product will not be released to Cytogen until all Product related deviations and incidents have been approved and closed. Investigations that are part of the facilities and systems of Laureate will be shared with Cytogen and will be closed prior to the release of a batch of Product. Laureate will approve any facilities related deviations or incidents. Laureate shall also approve all deviations and incidents and supply a copy with each batch record.



22. Batch Adjustments and Re-inspection

         Approval Requirement
         --------------------
         Cytogen and Laureate must have prior agreement on the execution of batch adjustments.

         Batch Adjustments
         -----------------
         Batch adjustments (e.g., pH) may be performed to adjust the bulk Product solution within the range of an in-process control point. Manufacturing directions must be established to define the process criteria and adjustment prior to execution. Batch adjustments require a documented deviation, and Product samples should be placed on stability when appropriate.


         Re-inspection
         -------------
         Re-inspection is performed when Product quality requires re-verification. The re-inspection work shall be approved by both Laureate and Cytogen and performed by Laureate according to established procedures. A documented reason, justification and the results of the re-inspection must be filed in the batch records.

23.      Batch Records

         A summary of all Product testing, lot release data and exception documents (e.g., deviations) will be documented in the batch record. The original batch records will be maintained in accordance with


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         Cytogen retention requirements. Cytogen will retain all original batch documentation.

         Laureate will review and approve all batch records for Product prior to release to Cytogen. Batch records are considered Confidential Information for use by Cytogen and are not to be divulged to a third party without prior written permission.


24.      Product Testing and Lot Release

         Final Product testing will be performed per the current version of the Cytogen test methods and specifications in the Cytogen BLA.

         Responsibility for Release of Product
         -------------------------------------
         Laureate is responsible for the Quality Assurance and technical review of batch documentation for accuracy and completeness. Release of Product for commercial or clinical use is the responsibility of Cytogen. Laureate will not ship Product to any destination without the prior written authorization of Cytogen.

         In situations where Product is required to support a clinical study, Laureate will implement sufficient controls such that clinical supplies are accounted for and maintained at its facility until Cytogen completes final Product release. Cytogen may distribute no clinical supplies beyond Laureate's immediate facility/control until final Product release.

         Shipping & Receiving
         --------------------
         All units of manufactured Product will be accounted for prior to shipping. All shipping quantities will be verified and signed at the time of loading. The documentation of the shipping amounts will be forwarded to Cytogen

         Cytogen will verify received quantities, via a signature receipt and adequate procedures, to ensure control of shipped material. A copy confirming the receiving quantities will be forwarded to Laureate Materials Management. Cytogen assumes responsibility for control of Product once it leaves Laureate Pharma's facility.
         Laureate assumes responsibility for proper packing and loading and will provide an inspection of the shipment prior to release of the shipment from its dock.

25.      Contract Laboratories

         Laureate maintains a comprehensive listing of approved third party contractors who may be contracted to perform analytical services. Laureate requires all contract laboratories to operate in compliance with cGMP/GLP, compendia requirements and any other applicable regulations. Under no circumstances will a contract laboratory subcontract services to another laboratory without prior written approval from Cytogen

26.      Product Storage and Transportation

         Product will be stored under conditions specified in Product labeling and in a controlled area. If special storage conditions are agreed to as part of the Supply Agreement, Laureate shall use commercially reasonable efforts to maintain such conditions. Laureate shall be responsible for establishment and maintenance of an environmental monitoring program to document such specified storage conditions.


                                 Page 15 of 17
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         In the event of an environmental condition that may impact the Product,
         Laureate may move the Product to another suitable storage area.
         Laureate shall notify Cytogen of the situation within one business day of becoming aware of the event. Documentation of the event and subsequent investigation will be performed in conjunction with Cytogen's Quality Assurance Department upon their request.

27.      Record Retention

         Cytogen shall retain records pertaining to the manufacture of Product according to their record retention program. Records retained by Cytogen will include manufacturing batch record data, incoming, in-process and final test data, stability records, customer complaints and, customer, vendor and Regulatory Authority audits. Records of Laureate Pharma's labeling, equipment and use logs, equipment and process validation, software validation, preventative maintenance that support the Cytogen Product must be retained permanently by Laureate and shall not be destroyed.

28.      Product Complaints

         Cytogen will notify Laureate within 5 working days of verification of a determinant cause of any product complaints that implicate Cytogen's processes (e.g., manufacturing, filling, packaging and/or distribution). Laureate Pharma, as requested by Cytogen, will conduct internal investigations to determine the validity of the complaint. Laureate will use commercially reasonable efforts to report the findings of the investigation to Cytogen within 10 working days of notification. Cytogen will be responsible for customer response communications and for following their approved procedures for handling product complaints. Medical Adverse Event Reports will be reported to Laureate if a Product quality record review or analysis of a sample is required, or if the Adverse Event is related to the manufacture of the Product. Medical Adverse Event Reports are the responsibility of Cytogen.

         Any complaint received by Laureate for Product will be forwarded to Cytogen within 2 business days via phone or written communication. This communication will be directed to those specified in Section B "Contacts" of this document.


29.      Returned Goods

         Handled through a distributor.

30.      Field Alerts and Recalls

         Cytogen and Laureate must notify each other within 2 working days of confirmation of the event, by telephone or other rapid communication means, when there is information concerning any Product issues that may impact the quality, purity, safety and effectiveness of Product in the field. Examples of such information include any bacterial contamination, stability failure, certain confirmed Product complaints or any significant chemical, physical or other change or deterioration in the distributed Product.

         In the case where a Field Alert or Recall is deemed necessary, Cytogen will develop the strategy. Cytogen will be responsible for the initiation, implementation and support of the recall.

         In the event that inventory of the subject material remains at the Laureate facility, Laureate is responsible for providing to Cytogen a comprehensive list of the remaining quantities on a monthly basis and for placement of the Product in quarantine if so requested by Cytogen.



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